Exhibit 99.1

FMC Corporation	FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release	215.299.6000 phone
215.299.5998 fax

For Release: Immediate	www.fmc.com

FMC Media Contact: Jim Fitzwater - 215.299.6633
james.fitzwater@fmc.com
FMC Investor Relations Contact: Andrew Sandifer - 215.299.6119
ir@fmc.com

FMC Corporation Announces New Finance Leadership

PHILADELPHIA, August 12, 2013 - FMC Corporation (NYSE:FMC) today announced that Chuck Thomas has been elected vice president of Finance. The company also has named Nicholas Pfeiffer corporate controller. He will assume the position from Graham Wood, who will retire from FMC on October 1, 2013.

Thomas brings 30 years of FMC finance experience to his new role, having most recently served as the Agricultural Solutions group controller. As vice president of Finance, he will have executive responsibility for financial planning and analysis, budgeting, external reporting, internal controls and compliance. Thomas will report to Paul Graves, executive vice president and chief financial officer.

“Chuck is an exceptional leader with deep business experience, financial acumen and broad knowledge of our company,” said Graves. “For more than a decade, he has been part of the management team that transformed FMC Agricultural Solutions into one of the industry's most profitable and fastest growing providers of crop protection products. I look forward to working with Chuck as we continue to transform FMC Finance into an organization that can support the company's rapid growth.”

Pfeiffer is a seasoned finance leader with nearly 20 years of experience in a variety of corporate accounting, controls and SEC regulatory roles. He has led FMC's external reporting group since 2004, and most recently served as assistant corporate controller. Pfeiffer, who previously held accounting positions at Comcast Corporation, Safeguard Scientifics and KPMG, will report to Thomas.

-more-

Page 2/ FMC Corporation Announces New Finance Leadership

“Nick is uniquely qualified to assume the role of corporate controller,” Graves said. “He brings a high degree of discipline, integrity, and experience to this critical position, and has worked for nearly a decade under an exceptional mentor in Graham Wood. The transition of chief accounting officer responsibilities to Nick will be transparent.”

Graves praised Wood's 30 years of leadership and contributions to FMC.

“Graham has been a remarkable executive, and a unique finance leader whose expertise is as deep as it is broad,” said Graves. “He has held nearly every major role in FMC Finance at many locations around the world, but Graham's most significant mark on the company is his leadership and steady guidance when FMC split off its machinery business in 2001. He's credited with building a new Corporate Controllers group following the split, and introduced new governance protocols and processes that have benefited the company to this day. We wish him continued good health and happiness in his retirement.”

About FMC Corporation
FMC Corporation is a diversified chemical company serving agricultural, industrial, environmental, and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2012, FMC had annual sales of approximately $3.7 billion. The company employs approximately 5,700 people throughout the world, and operates its businesses in four segments: FMC Agricultural Solutions, FMC Health and Nutrition, FMC Minerals and FMC Peroxygens. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2012 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

# # #